Exhibit 28(d)(9)(iii)

PENN SERIES FUNDS, INC.

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

Amendment dated December 1, 2016 to the Investment Sub-Advisory Agreement (the “Agreement”) dated May 1, 2010, and amended May 14, 2015 and July 1, 2016, between Penn Mutual Asset Management, LLC (the “Adviser”) and Morgan Stanley Investment Management Inc. (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, the Sub-Adviser currently renders investment sub-advisory services to the Emerging Markets Equity Fund, a series of Penn Series, subject to the oversight of the Adviser, and the Adviser now desires the Sub-Adviser to render investment sub-advisory services to an additional series of Penn Series, the Large Core Growth Fund, in the manner and on the terms and conditions set forth in the Agreement and this Amendment; and the Sub-Adviser desires to render such services, in such manner and under such terms; and

WHEREAS, the parties wish to further amend the Agreement to reflect the addition of the Large Core Growth Fund; and

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Exhibit A List of Funds is amended to add the Large Core Growth Fund.

2. Section 3.B of the Agreement is deleted in its entirety and replaced with the fee schedule below in lieu thereof.

Emerging Markets Equity Fund

The fee shall be paid at the rate of eighty basis points (0.80%) with respect to the first $150,000,000 of the average daily net assets of the Fund; and seventy-five basis points (0.75%) with respect to the average daily net assets of the Fund in excess of $150,000,000.

Large Core Growth Fund

The fee shall be paid at the rate of forty basis points (0.40%) with respect to the first $100,000,000 of the average daily net assets of the Fund; and thirty-eight basis points (0.38%) with respect to the average daily net assets of the Fund in excess of $100,000,000.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective and duly authorized officers designated below as of the day and year first written above.

PENN MUTUAL ASSET MANAGEMENT, LLC		MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:	/s/ Keith G. Huckerby	By:	/s/ Paul Psaila
Name: Keith G. Huckerby		Name: Paul Psaila
Title: President & Chief Marketing Officer		Title: Managing Director

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